F.N.B. Corporation Reports Third Quarter 2023 Earnings
Period-End Loans and Deposits Linked-Quarter Growth of 2.5% and 2.3%, respectively

PITTSBURGH, PA – October 18, 2023 – F.N.B. Corporation (NYSE: FNB) reported earnings for the third quarter of 2023 with net income available to common stockholders of $143.3 million, or $0.40 per diluted common share. Comparatively, third quarter of 2022 net income available to common stockholders totaled $135.5 million, or $0.38 per diluted common share, and second quarter of 2023 net income available to common stockholders totaled $140.4 million, or $0.39 per diluted common share.
On an operating basis, third quarter of 2023 earnings per diluted common share (non-GAAP) was also $0.40. By comparison, the third quarter of 2022 was $0.39 per diluted common share (non-GAAP) on an operating basis, excluding $2.1 million (pre-tax) in merger-related significant items. The second quarter of 2023 was $0.39 per diluted common share (non-GAAP) on an operating basis, excluding $0.2 million (pre-tax) of merger-related significant items.

"We are pleased with F.N.B. Corporation's third quarter financial results, reporting $0.40 of earnings per diluted common share and an 18.2% return on tangible common equity (non-GAAP). In addition, we continued to outperform the industry with our quarterly loan and deposit growth of 2.5% and 2.3%, respectively, while adhering to our conservative risk management standards,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “Our capital ratios remained at good levels as tangible common equity to tangible assets (non-GAAP) finished the quarter at 7.54%, CET1 totaled 10.2%, and tangible book value per common share (non-GAAP) was $9.02 at September 30th, an increase of $1.00, or 12.5%, year over year. FNB's focus on internal capital generation provides support for our effort to grow loan and deposit share across our footprint. Given the strength of our performance, FNB is well-prepared to meet the needs of our consumer and business clients with a broad array of products and services, a strong balance sheet, ample liquidity and a commitment to achieving success for all of our stakeholders.”

Third Quarter 2023 Highlights
(All comparisons refer to the third quarter of 2022, except as noted)
•Period-end total loans and leases increased $3.4 billion, or 11.7%, which includes the UB Bancorp (Union) acquisition that closed in the fourth quarter of 2022. Commercial loans and leases increased $2.0 billion, or 10.8%, and consumer loans increased $1.4 billion, or 13.3%. FNB’s organic loan growth was driven by the continued success of our strategy to grow high-quality loans and deepen customer relationships across our diverse geographic footprint.
•On a linked-quarter basis, period-end total loans and leases increased $796.4 million, or 2.5%, as commercial loans and leases increased $470.0 million and consumer loans increased $326.4 million with strong seasonal contributions from the Physicians First mortgage program. Average loans and leases increased $691.2 million, or 2.2%, linked quarter, with growth of $449.4 million in average consumer loans and $241.8 million in average commercial loans and leases.
•On a linked-quarter basis, period-end total deposits increased $790.6 million, or 2.3%. The mix of non-interest-bearing deposits to total deposits was relatively stable and equaled 31% at September 30, 2023, compared to 32% at June 30, 2023. FNB ended the quarter with approximately 78% of total deposits insured by the Federal Deposit Insurance Corporation (FDIC) or collateralized.
•Total average deposits grew $507.3 million, or 1.5%, led by increases in average time deposits, that offset the decline in other deposit categories as customers continue to migrate deposits into higher-yielding deposit products.

•Net interest income increased $29.5 million, or 9.9%, to $326.6 million primarily due to the benefit of growth in earning assets, the impact from the higher interest rate environment, and deposit growth accompanied by prudent management of deposit betas.
•Net interest margin (FTE) (non-GAAP) increased 7 basis points to 3.26% as a result of higher yields on loans, investment securities and interest-bearing deposits with banks reflecting the higher interest rate environment, partially offset by increased cost of funds. On a linked-quarter basis, net interest margin (non-GAAP) decreased 11 basis points, largely due to the increases in rates paid on interest-bearing deposits and total borrowings offsetting the increases in yields on earnings assets.
•The ratio of non-performing loans and OREO to total loans and OREO increased 4 basis points to 0.36%. Total delinquency increased 4 basis points to 0.63%, compared to 0.59% at September 30, 2022. Both measures continue to remain at historically low levels.
•The provision for credit losses of $25.9 million supported loan growth and included $18.8 million in additional provision for the previously disclosed $31.9 million isolated commercial loan that was downgraded to non-performing status late in the second quarter of 2023 based upon initial indications of alleged fraud. Upon later findings uncovered during our ongoing investigation, including subsequent bankruptcy filings by our borrower and its primary supplier in the third quarter of 2023, the outstanding balance was fully charged-off.
•The third quarter of 2023 reflected net charge-offs of $37.7 million, or 0.47% annualized of total average loans. Excluding the previously mentioned charge-off, net charge-offs would have been $5.8 million, or 0.07% annualized of total average loans (non-GAAP).
•The effective tax rate was 11.5% primarily due to renewable energy investment tax credits recognized as part of a solar project financing transaction originated by our commercial leasing business.
•The efficiency ratio (non-GAAP) remained at a good level of 51.7% compared to 49.4% for the year-ago quarter.
•Common Equity Tier 1 (CET1) regulatory capital ratio was 10.2% (estimated), compared to 9.7% at September 30, 2022, and 10.1% at June 30, 2023. Tangible book value per common share (non-GAAP) of $9.02 increased $1.00, or 12.5%, compared to September 30, 2022, and $0.23, or 2.6%, compared to June 30, 2023. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share (non-GAAP) by $1.06 as of September 30, 2023, primarily due to the impact of higher interest rates on the fair value of available-for-sale (AFS) securities, compared to a reduction of $1.08 as of September 30, 2022, and $0.99 as of June 30, 2023.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	3Q23	2Q23	3Q22
Reported results
Net income available to common stockholders (millions)	$143.3	$140.4	$135.5
Net income per diluted common share	0.40	0.39	0.38
Book value per common share (period-end)	16.13	15.92	15.11
Pre-provision net revenue (non-GAAP) (millions)	190.1	197.6	184.5
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$143.3	$140.5	$137.2
Operating net income per diluted common share	0.40	0.39	0.39
Operating pre-provision net revenue (millions)	190.1	197.8	186.6
Average diluted common shares outstanding (thousands)	361,778	362,626	354,654
Significant items impacting earnings[1] (millions)

Pre-tax merger-related expenses	$—	$(0.2)	$(2.1)
After-tax impact of merger-related expenses	—	(0.1)	(1.7)
Total significant items pre-tax	$—	$(0.2)	$(2.1)
Total significant items after-tax	$—	$(0.1)	$(1.7)
Capital measures
Common equity tier 1 (2)	10.2%	10.1%	9.7%
Tangible common equity to tangible assets (period-end) (non-GAAP)	7.54	7.47	7.02
Tangible book value per common share (period-end) (non-GAAP)	$9.02	$8.79	$8.02

(1) Favorable (unfavorable) impact on earnings.
(2) Estimated for 3Q23.
Third Quarter 2023 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the third quarter of 2022, except as noted)

Net interest income totaled $326.6 million, an increase of $29.5 million, or 9.9%, compared to $297.1 million, as total average earning assets increased $2.8 billion, or 7.4%, including a $3.3 billion increase in average loans and leases from organic origination activity and acquired Union loans. Total average borrowings increased $2.0 billion partially due to maintaining additional liquidity on the balance sheet following the banking industry disruption earlier this year. In addition to the growth in average earning assets, net interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, which was partially offset by the higher cost of interest-bearing deposits given that customer preferences migrated toward time deposits.

The net interest margin (FTE) (non-GAAP) increased 7 basis points to 3.26%, as the yield on earning assets (non-GAAP) increased 144 basis points to 5.11%, primarily due to higher yields on loans, investment securities and interest-bearing deposits with banks reflecting the higher interest rate environment. The total cost of funds increased 143 basis points to 1.93% with a 179 basis point increase in interest-bearing deposit costs to 2.36%, as well as an increase of 106 basis points in long-term debt costs. Between September 30, 2022 and September 30, 2023, the Federal Open Market Committee (FOMC) raised the target Federal Funds interest rate by 225 basis points.

Average loans and leases totaled $31.7 billion, an increase of $3.3 billion, or 11.6%, including growth of $1.8 billion in commercial loans and leases and $1.5 billion in consumer loans. The increase in average commercial loans and leases included $955.7 million, or 8.8%, in commercial real estate growth and $718.6 million, or 10.8%, in commercial and industrial loan growth, driven primarily by organic growth in the Pittsburgh, Cleveland and North Carolina markets. The increase in average consumer loans included a $1.5 billion increase in residential mortgages largely reflecting adjustable-rate mortgages which we retained on the balance sheet and the continued success of the Physicians First mortgage program, as well as a $64.1 million increase in indirect auto loans.

Average deposits totaled $34.1 billion with growth in average time deposits of $2.7 billion more than offsetting the decline in average non-interest-bearing demand deposits of $1.0 billion, average interest-bearing demand deposits of $908.2 million, and average savings deposits of $309.9 million as customers continued to migrate balances into higher-yielding products. The increase in average deposits resulted from organic growth in new and existing customer relationships and inflows from the Union acquisition. The funding mix has shifted compared to the year-ago quarter with non-interest-bearing deposits comprising 31% of total deposits at September 30, 2023, compared to 35%.

Non-interest income totaled $81.6 million, a slight decrease of $0.9 million, or 1.1%, compared to the third quarter of 2022. Capital markets income totaled $7.1 million, a decrease of $2.5 million, or 26.3%, reflecting contributions from international banking offset by a decrease in swap fees, syndications and debt capital markets income as commercial customer transactions have slowed in this macroeconomic environment. Mortgage banking operations income decreased $1.2 million driven primarily by negative fair value marks on mortgage loans given the sharp increase in mortgage rates during the current quarter, which was partially offset by the loan sold volume increase of 56% compared to the year-ago quarter. Service charges decreased $1.2 million, or 3.3%, with strong treasury management services and interchange fees partially offsetting the impact of overdraft practice changes FNB implemented in the first quarter of 2023. Dividends on non-marketable securities increased $2.5 million, or 77.4%, reflecting higher Federal Home Loan Bank dividends due to additional borrowings. Wealth management revenues increased $1.8 million, or 11.4%, as securities commissions and fees and trust income increased 14.4% and 9.6%, respectively, through contributions across the geographic footprint and an increase in assets under management on a year-over-year basis.

Non-interest expense totaled $218.0 million, increasing $22.9 million, or 11.8%. On an operating basis (non-GAAP), non-interest expense increased $25.0 million, or 13.0%, compared to the third quarter of 2022. Salaries and benefits increased $6.7 million, or 6.3%, primarily from production-related commissions and normal annual merit increases. Net occupancy and equipment increased $6.7 million, or 19.3%, largely from the acquired Union expense base, as well as technology-related investments. Outside services increased $1.8 million, or 9.4%, with higher volume-related technology and third-party costs, including the impact of the inflationary macroeconomic environment. FDIC insurance increased $3.0 million, or 58.3%, reflecting the previously announced FDIC assessment rate increase which was effective in the first quarter of 2023. The efficiency ratio (non-GAAP) equaled 51.7%, compared to 49.4%.

The ratio of non-performing loans and OREO to total loans and OREO increased 4 basis points to 0.36%. Total delinquency increased 4 basis points to 0.63%, compared to 0.59% at September 30, 2022. Both measures continue to remain at historically low levels.

The provision for credit losses was $25.9 million, compared to $11.2 million in the third quarter of 2022, with the current quarter's level reflecting loan growth and $18.8 million for the previously disclosed $31.9 million commercial loan that was downgraded to non-performing status in the second quarter of 2023 and fully charged-off during the third quarter of 2023 due to alleged fraud. The third quarter of 2023 reflected net charge-offs of $37.7 million, or 0.47% annualized of total average loans, compared to $2.8 million, or 0.04% annualized, due to the previously mentioned charge-off. Excluding the impact of this charge-off, the third quarter of 2023 net charge-offs would have been $5.8 million, or 0.07% annualized of total average loans (non-GAAP). The allowance for credit losses (ACL) was $400.6 million, an increase of $15.3 million, with the ratio of the ACL to total loans and leases decreasing 9 basis points to 1.25%.

The effective tax rate was 11.5%, compared to 20.7% in the third quarter of 2022, primarily due to renewable energy investment tax credits recognized in the third quarter of 2023 as part of a solar project financing transaction.

The CET1 regulatory capital ratio was 10.2% (estimated) at September 30, 2023 and 9.7% at September 30, 2022. Tangible book value per common share (non-GAAP) was $9.02 at September 30, 2023, an increase of $1.00, or 12.5%, from $8.02 at September 30, 2022. AOCI reduced the current quarter tangible book value per common share (non-GAAP) by $1.06, compared to a reduction of $1.08 at the end of the year-ago quarter, largely due to the unrealized losses on AFS securities resulting from the higher interest rate environment. The growth in tangible book value per common share (non-GAAP) was driven by strong retained earnings with a dividend payout ratio of 30.3% in the third quarter of 2023.

Third Quarter 2023 Results – Comparison to Prior Quarter
(All comparisons refer to the second quarter of 2023, except as noted)

Net interest income totaled $326.6 million, a decrease of $2.7 million, or 0.8%, from the prior quarter total of $329.2 million, primarily due to higher deposit costs and migration to time deposits, as well as higher total average borrowings, largely offset by growth in earning assets and higher earning asset yields. Total average earning assets increased $640.7 million, or 1.6%, to $40.2 billion. The total yield on earning assets (non-GAAP) increased 17 basis points to 5.11%, due to higher yields on loans and investment securities. The total cost of funds increased 29 basis points to 1.93%, as the total cost of borrowings increased 21 basis points to 4.49% and the cost of interest-bearing deposits increased 39 basis points to 2.36%. The resulting net interest margin (FTE) (non-GAAP) decreased 11 basis points to 3.26%, moderating from the 19 basis point decline reported last quarter. The FOMC raised the target Federal Funds interest rate by 25 basis points during the third quarter of 2023.

Average loans and leases totaled $31.7 billion, an increase of $691.2 million, or 2.2%, as consumer loans increased $449.4 million, or 4.0%, and commercial loans and leases increased $241.8 million, or 1.2%. Average commercial loans and leases was led by growth of $107.9 million, or 1.5%, in commercial and industrial loans and $94.6 million, or 0.8%, in commercial real estate. The organic quarterly growth in commercial loans and leases was led by the Pittsburgh, Mid-Atlantic and North Carolina markets. Consumer loan growth includes average residential mortgages increasing $453.9 million, or 7.8%, driven by growth in adjustable-rate mortgages and the seasonally strong production from the Physicians First mortgage program.

Average deposits totaled $34.1 billion, increasing $368.6 million, or 1.1%, primarily due to seasonal municipal deposit inflows and organic deposit growth. Period-end total deposits increased $790.6 million, or 2.3%. Period-end time deposits increased $457.8 million, or 8.6% and interest-bearing demand deposits increased $712.7 million, or 5.2%, which were partially offset by non-interest-bearing deposits declining $209.8 million, or 1.9%, and savings balances declining $170.1 million, or 4.5%, resulting from the shift in customers' preferences to higher-yielding deposit products. The mix of non-interest-bearing deposits to total deposits was 31% at September 30, 2023, compared to 32%. The loan-to-deposit ratio was 92.9% at September 30, 2023, stable compared to 92.7%.

Non-interest income totaled $81.6 million, a $1.2 million, or 1.5%, increase from the prior quarter. Capital markets income increased $1.2 million, or 20.3%, led by international banking, with continued solid contributions from swap fees, syndications and debt capital markets income. Insurance commissions and fees decreased $0.9 million, or 15.8%, due to strong overall production in the prior quarter. Mortgage banking operations income decreased $1.0 million, or 20.2%, due to negative fair value marks given the sharp increase in mortgage rates during the third quarter.

Non-interest expense totaled $218.0 million, an increase of $6.0 million, or 2.9%. Net occupancy and equipment increased $3.5 million, or 9.3%, largely due to the impact of technology investments and the inflationary macroeconomic environment. Marketing expenses increased $1.5 million, or 37.4%, due to the timing of digital marketing campaigns which helped drive deposit growth and acquire additional households. FDIC insurance increased $0.5 million, or 7.1%, from loan growth and balance sheet mix changes. The efficiency ratio (non-GAAP) equaled 51.7%, compared to 50.0%.

The ratio of non-performing loans and OREO to total loans and OREO decreased 10 basis points to 0.36% and delinquency totaled 0.63%, a 12 basis point decrease. Both measures continue to remain at historically low levels. The provision for credit losses was $25.9 million, compared to $18.5 million. The provision for credit losses supported loan growth and included $18.8 million for the previously disclosed $31.9 million commercial loan that was downgraded to non-performing status in the second quarter of 2023 and fully charged-off during the third quarter of 2023 due to alleged fraud. The third quarter of 2023 reflected net charge-offs of $37.7 million, or 0.47% annualized of total average loans, compared to $8.7 million, or 0.11% annualized. Excluding the previously mentioned charge-off, the third quarter of 2023 net charge-offs would have been $5.8 million, or 0.07% annualized of total average loans (non-GAAP). The ACL was $400.6 million, a decrease of $12.1 million, with the ratio of the ACL to total loans and leases totaling 1.25% at September 30, 2023 compared to 1.32% at June 30, 2023, reflecting strong loan growth and the previously mentioned charge-off activity.

The effective tax rate was 11.5%, compared to 20.5%, primarily due to renewable energy investment tax credits recognized in the third quarter of 2023 as part of a solar project financing transaction.

The CET1 regulatory capital ratio was 10.2% (estimated), an increase from 10.1% at June 30, 2023, benefiting from retained earnings growth in the quarter. Tangible book value per common share (non-GAAP) was $9.02 at September 30, 2023, an increase of $0.23 per share. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $1.06 reflecting increased unrealized losses on AFS securities caused by the higher interest rate environment, compared to a reduction of $0.99 at the end of the prior quarter.

September 30, 2023 Year-To-Date Results – Comparison to Prior Year-To-Date Period

Year-to-Date Results Summary	2023	2022
Reported results
Net income available to common stockholders (millions)	$428.1	$293.6
Net income per diluted common share	1.18	0.83
Pre-provision net revenue (non-GAAP) (millions)	583.9	412.6
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$429.9	$337.9
Operating net income per diluted common share	1.18	0.96
Operating pre-provision net revenue (millions)	586.1	449.5
Average diluted common shares outstanding (thousands)	363,105	352,786
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(2.2)	$(32.8)
After-tax impact of merger-related expenses	(1.8)	(25.9)
Pre-tax provision expense related to acquisition	—	(19.1)
After-tax impact of provision expense related to acquisition	—	(15.1)
Pre-tax branch consolidation costs	—	(4.2)
After-tax impact of branch consolidation costs	—	(3.3)
Total significant items pre-tax	$(2.2)	$(56.1)
Total significant items after-tax	$(1.8)	$(44.3)
(1) Favorable (unfavorable) impact on earnings.

Net interest income totaled $992.5 million, increasing $207.6 million, or 26.4%, as the higher interest rate environment benefited earning asset yields given the asset sensitive positioning of the balance sheet and the higher yields on new loan originations. The net interest margin (FTE) (non-GAAP) increased 53 basis points to 3.39%. The yield on earning assets (non-GAAP) increased 172 basis points to 4.91%, reflecting higher yields on variable-rate loans, investment securities and interest-bearing deposits with banks. The cost of funds increased 124 basis points to 1.59% as the cost of interest-bearing deposits increased 162 basis points to 1.95% from the impact of the higher interest rate environment and increased deposit competition, and the cost of borrowings increased 185 basis points primarily from increased borrowings for additional liquidity during the banking industry disruption in 2023.

Average loans totaled $31.1 billion, an increase of $3.8 billion, or 13.8%, including growth of $2.0 billion in commercial loans and leases and $1.8 billion in consumer loans. Growth in total average commercial loans included growth of $978.3 million, or 9.2%, in commercial real estate and $904.5 million, or 14.2%, in commercial and industrial loans. The organic growth in 2023 is primarily attributable to growth across our diverse footprint, with the largest increases noted in the Cleveland, Pittsburgh and Charlotte markets. Growth in total average consumer loans was due to an increase in residential mortgage loans of $1.4 billion, indirect installment loans of $206.3 million, and direct home equity installment loans of $106.2 million. Average loan growth also benefited from the addition of the Union-acquired loans in December 2022.

Average deposits totaled $34.0 billion, increasing $595.7 million, or 1.8%. Driven by solid organic growth in customer relationships, as well as the Union acquisition, time deposits increased $2.0 billion, more than offsetting the decline of $775.8 million in interest-bearing demand deposits, $539.6 million in non-interest-bearing deposits and $93.9 million in savings deposits.

Non-interest income totaled $241.2 million, a decrease of $1.7 million, or 0.7%. Capital markets decreased $5.5 million, or 21.9%, as swap activity declined consistent with lower commercial loan production in the current macroeconomic environment, partially offset by an increase in debt capital markets and international banking. Mortgage banking operations income decreased $4.3 million, or 23.7%, as secondary market revenue declined from 2022 due to the sharp increase in interest rates and the gain on sale margins moderating to historical levels. Service charges decreased $0.7 million, or 0.7%, with strong treasury management services, interchange fees and higher customer activity largely offsetting the impact of overdraft practice changes that FNB implemented in the first quarter of 2023. Dividends on non-marketable securities increased $7.2 million, or 87.7%, reflecting higher FHLB dividends due to additional borrowings. Wealth management revenues increased $5.6 million, or 11.9%, as securities commissions and fees and trust income increased 20.0% and 7.1%, respectively, through contributions across the geographic footprint and an increase in assets under management. Other non-interest income declined $2.6 million, or 20.0%, as Small Business Administration (SBA) premium income declined from elevated levels, reflecting the higher interest rate environment, reduced market premiums and correspondingly lower sold loan volumes. Additionally, Small Business Investment Company (SBIC) funds income decreased, reflecting normal fluctuations based on the performance of the underlying portfolio companies.

Non-interest expense totaled $649.9 million, an increase of $34.6 million, or 5.6%, from 2022. Excluding significant items totaling $2.2 million in 2023 and $36.9 million in 2022, operating non-interest expense (non-GAAP) increased $69.3 million, or 12.0%. Salaries and employee benefits increased $24.9 million, or 7.7%, related to annual merit increases, reduced salary deferrals given lower loan origination volumes and the addition of the acquired Union expense base. Net occupancy and equipment increased $13.6 million, or 12.9%, primarily from technology-related investments and the acquired Union expense base. Outside services increased $7.4 million, or 13.9%, with higher volume-related technology and third-party costs, as well the impact of the inflationary macroeconomic environment. FDIC insurance increased $8.0 million, or 53.1%, driven by the previously announced FDIC assessment rate increase which was effective in the first quarter of 2023 as well as loan growth and balance sheet mix changes. Amortization of intangibles increased $4.9 million, or 47.3%, related to the Union core deposit intangible. The efficiency ratio (non-GAAP) equaled 50.8% on a year-to-date basis, compared to 54.7%, reflecting the strong 8% operating leverage gained on a year-to-date basis from higher revenue and disciplined expense management.

The provision for credit losses was $58.5 million, compared to $35.6 million year-to-date in 2022. The provision for credit losses in 2022 included $19.1 million of initial provision for non-purchase credit deteriorated (non-PCD) loans associated with the Howard acquisition. The year-over-year increase was driven primarily by loan growth, charge-off activity and included $31.9 million in provision for the previously disclosed commercial loan that was downgraded to non-performing status in the second quarter of 2023 and fully charged-off during the third quarter of 2023 due to alleged fraud. Net charge-offs totaled $59.6 million, or 0.26% of total average loans, compared to $4.3 million, or 0.02%, in 2022. Excluding the previously mentioned charge-off, net charge-offs would have been $27.7 million, or 0.12% annualized of total average loans (non-GAAP), remaining at historically low levels. The ACL was $400.6 million at September 30, 2023, an increase of $15.3 million, with the ratio of the ACL to total loans and leases decreasing 9 basis points to 1.25%, reflecting the strong loan growth and the previously mentioned charge-off activity.

The effective tax rate was 17.4% for 2023, compared to 20.5% in 2022, primarily due to renewable energy investment tax credits recognized in the third quarter of 2023 as part of a solar project financing transaction.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, net loan charge-offs, excluding an isolated commercial loan charge-off due to alleged fraud (annualized) to total average loans and leases, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, pre-provision net revenue (reported), operating pre-provision net revenue, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses, initial provision for non-PCD loans acquired and branch consolidation costs are not organic to run our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The merger expenses and branch consolidation costs principally represent expenses to satisfy contractual obligations of the acquired entity or closed branch without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2023 and 2022 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) supervision, regulation, enforcement and other actions by several governmental agencies, including the Federal Reserve Board, Federal Deposit Insurance Corporation, Financial Stability Oversight Council, U.S. Department of Justice (DOJ), Consumer Financial Protection Bureau, U.S. Treasury Department, Office of the Comptroller of the Currency and Department of Housing and Urban Development, state attorney generals and other governmental agencies, whose actions may affect, among other things, our consumer and mortgage lending and deposit practices, capital structure, investment practices, dividend policy, annual FDIC insurance premium assessment and growth, money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economy in general and regional and local economies within our market area; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the U.S.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and significant adverse industry and economic events can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by difficult to predict uncertainties, such as widespread natural and other disasters, pandemics, including post-pandemic return to normalcy, global events and geopolitical instability, including the Ukraine-Russia conflict and the emerging military conflict in Israel and Gaza, shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber-attacks, international hostilities or other extraordinary events which are beyond FNB's control and may significantly impact the U.S. or global economy and financial markets generally, or us or our counterparties, customers or third-party vendors specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain talent. These developments could include:
◦Policies and priorities of the current U.S. presidential administration, including legislative and regulatory reforms, more aggressive approaches to supervisory or enforcement priorities with consumer and anti-discrimination lending laws by the federal banking regulatory agencies and the DOJ, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Ability to continue to attract, develop and retain key talent.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves and liquidity standards.

◦Changes in monetary and fiscal policies, including interest rate policies and strategies of the FOMC.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or inquiries. These matters may result in monetary judgments or settlements, enforcement actions or other remedies, including fines, penalties, restitution or alterations in our business practices, including financial and other type of commitments, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦Business and operating results are affected by our ability to effectively identify and manage risks inherent in our businesses, including, where appropriate, through effective use of policies, processes, systems and controls, third-party insurance, derivatives, and capital and liquidity management techniques.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
◦Increased funding costs and market volatility due to market illiquidity and competition for funding.

FNB cautions that the risks identified here are not exhaustive of the types of risks that may adversely impact FNB and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and the Risk Management sections of our 2022 Annual Report on Form 10-K, our subsequent 2023 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2023 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the third quarter of 2023 on Wednesday, October 18, 2023. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Thursday, October 19, 2023, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at https://dpregister.com/sreg/10182862/fa84ef834e. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Thursday, October 26, 2023. The replay can be accessed by dialing 877-344-7529 (for domestic callers) or 412-317-0088 (for international callers); the conference replay access code is 2075271. Following the call, a link to the webcast and the related presentation materials will be posted to the “Investor Relations” section of F.N.B. Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of over $45 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				3Q23	3Q23	For the Nine Months Ended September 30,		%
	3Q23	2Q23	3Q22	2Q23	3Q22	2023	2022	Var.
Interest Income
Loans and leases, including fees	$455,975	$428,361	$297,033	6.4	53.5	$1,278,329	$760,382	68.1
Securities:
Taxable	37,373	35,481	30,899	5.3	21.0	108,567	82,072	32.3
Tax-exempt	7,178	7,227	6,584	(0.7)	9.0	21,549	19,880	8.4
Other	12,835	13,131	8,198	(2.3)	56.6	32,619	14,738	121.3
Total Interest Income	513,361	484,200	342,714	6.0	49.8	1,441,064	877,072	64.3
Interest Expense
Deposits	139,008	111,798	31,135	24.3	346.5	334,898	53,910	521.2
Short-term borrowings	23,207	22,041	6,135	5.3	278.3	54,992	17,697	210.7
Long-term borrowings	24,565	21,117	8,319	16.3	195.3	58,695	20,574	185.3
Total Interest Expense	186,780	154,956	45,589	20.5	309.7	448,585	92,181	386.6
Net Interest Income	326,581	329,244	297,125	(0.8)	9.9	992,479	784,891	26.4
Provision for credit losses	25,934	18,516	11,188	40.1	131.8	58,511	35,569	64.5
Net Interest Income After Provision for Credit Losses	300,647	310,728	285,937	(3.2)	5.1	933,968	749,322	24.6
Non-Interest Income
Service charges	34,766	34,056	35,954	2.1	(3.3)	101,462	102,162	(0.7)
Trust services	10,526	10,630	9,600	(1.0)	9.6	31,767	29,662	7.1
Insurance commissions and fees	5,047	5,996	5,790	(15.8)	(12.8)	18,830	19,747	(4.6)
Securities commissions and fees	6,577	7,021	5,747	(6.3)	14.4	20,980	17,490	20.0
Capital markets income	7,077	5,884	9,605	20.3	(26.3)	19,754	25,279	(21.9)
Mortgage banking operations	3,914	4,907	5,148	(20.2)	(24.0)	13,676	17,935	(23.7)
Dividends on non-marketable equity securities	5,779	5,467	3,258	5.7	77.4	15,354	8,178	87.7
Bank owned life insurance	3,196	2,995	2,645	6.7	20.8	9,016	9,330	(3.4)
Net securities gains (losses)	(55)	(6)	—	—	—	(78)	48	(262.5)
Other	4,724	3,359	4,717	40.6	0.1	10,488	13,109	(20.0)
Total Non-Interest Income	81,551	80,309	82,464	1.5	(1.1)	241,249	242,940	(0.7)
Non-Interest Expense
Salaries and employee benefits	113,351	113,946	106,620	(0.5)	6.3	347,544	322,679	7.7
Net occupancy	18,241	16,689	15,597	9.3	17.0	52,300	49,554	5.5
Equipment	23,332	21,345	19,242	9.3	21.3	66,749	55,934	19.3
Amortization of intangibles	5,040	5,044	3,547	(0.1)	42.1	15,203	10,323	47.3
Outside services	20,796	20,539	19,008	1.3	9.4	60,733	53,306	13.9
Marketing	5,419	3,943	3,196	37.4	69.6	13,063	11,080	17.9
FDIC insurance	8,266	7,717	5,221	7.1	58.3	23,102	15,090	53.1
Bank shares and franchise taxes	3,927	3,926	3,991	—	(1.6)	12,025	11,923	0.9
Merger-related	—	163	2,105	—	—	2,215	32,761	(93.2)
Other	19,626	18,643	16,530	5.3	18.7	56,936	52,607	8.2
Total Non-Interest Expense	217,998	211,955	195,057	2.9	11.8	649,870	615,257	5.6
Income Before Income Taxes	164,200	179,082	173,344	(8.3)	(5.3)	525,347	377,005	39.3
Income taxes	18,919	36,690	35,846	(48.4)	(47.2)	91,169	77,367	17.8
Net Income	145,281	142,392	137,498	2.0	5.7	434,178	299,638	44.9
Preferred stock dividends	2,010	2,010	2,010	—	—	6,030	6,030	—
Net Income Available to Common Stockholders	$143,271	$140,382	$135,488	2.1	5.7	$428,148	$293,608	45.8
Earnings per Common Share
Basic	$0.40	$0.39	$0.39	2.6	2.6	$1.19	$0.84	41.7
Diluted	0.40	0.39	0.38	2.6	5.3	1.18	0.83	42.2
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.36	0.36	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)				% Variance
				3Q23	3Q23
	3Q23	2Q23	3Q22	2Q23	3Q22
Assets
Cash and due from banks	$409	$449	$458	(8.9)	(10.7)
Interest-bearing deposits with banks	1,228	1,255	1,818	(2.2)	(32.5)
Cash and Cash Equivalents	1,637	1,704	2,276	(3.9)	(28.1)
Securities available for sale	3,145	3,177	3,392	(1.0)	(7.3)
Securities held to maturity	3,922	3,988	3,820	(1.7)	2.7
Loans held for sale	110	94	149	17.0	(26.2)
Loans and leases, net of unearned income	32,151	31,354	28,780	2.5	11.7
Allowance for credit losses on loans and leases	(401)	(413)	(385)	(2.9)	4.2
Net Loans and Leases	31,750	30,941	28,395	2.6	11.8
Premises and equipment, net	460	465	421	(1.1)	9.3
Goodwill	2,477	2,477	2,435	—	1.7
Core deposit and other intangible assets, net	74	79	52	(6.3)	42.3
Bank owned life insurance	660	657	629	0.5	4.9
Other assets	1,261	1,196	1,021	5.4	23.5
Total Assets	$45,496	$44,778	$42,590	1.6	6.8
Liabilities
Deposits:
Non-interest-bearing demand	$10,704	$10,914	$11,752	(1.9)	(8.9)
Interest-bearing demand	14,530	13,818	15,251	5.2	(4.7)
Savings	3,588	3,758	3,991	(4.5)	(10.1)
Certificates and other time deposits	5,793	5,335	2,899	8.6	99.8
Total Deposits	34,615	33,825	33,893	2.3	2.1
Short-term borrowings	2,066	2,391	1,395	(13.6)	48.1
Long-term borrowings	1,968	1,981	1,059	(0.7)	85.8
Other liabilities	953	763	837	24.9	13.9
Total Liabilities	39,602	38,960	37,184	1.6	6.5
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	4	4	4	—	—
Additional paid-in capital	4,689	4,686	4,565	0.1	2.7
Retained earnings	1,664	1,564	1,275	6.4	30.5
Accumulated other comprehensive loss	(382)	(355)	(378)	7.6	1.1
Treasury stock	(188)	(188)	(167)	—	12.6
Total Stockholders' Equity	5,894	5,818	5,406	1.3	9.0
Total Liabilities and Stockholders' Equity	$45,496	$44,778	$42,590	1.6	6.8

F.N.B. CORPORATION AND SUBSIDIARIES	3Q23			2Q23			3Q22
(Dollars in thousands)		Interest			Interest			Interest
(Unaudited)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,223,226	$12,835	4.16%	$1,234,026	$13,131	4.27%	$1,570,094	$8,197	2.07%
Taxable investment securities (2)	6,046,294	37,140	2.46	6,084,971	35,244	2.32	6,245,951	30,662	1.96
Non-taxable investment securities (1)	1,051,475	9,107	3.46	1,059,893	9,207	3.47	999,718	8,523	3.41
Loans held for sale	109,568	2,416	8.80	102,187	1,844	7.23	158,356	1,778	4.48
Loans and leases (1) (3)	31,739,561	454,780	5.69	31,048,352	428,043	5.53	28,431,137	296,470	4.14
Total Interest Earning Assets (1)	40,170,124	516,278	5.11	39,529,429	487,469	4.94	37,405,256	345,630	3.67
Cash and due from banks	445,341			427,287			435,258
Allowance for credit losses	(415,722)			(410,566)			(381,120)
Premises and equipment	461,598			459,966			411,306
Other assets	4,432,826			4,404,196			4,169,232
Total Assets	$45,094,167			$44,410,312			$42,039,932
Liabilities
Deposits:
Interest-bearing demand	$13,997,552	75,840	2.15	$13,922,773	63,861	1.84	$14,905,755	24,044	0.64
Savings	3,676,239	9,875	1.07	3,843,785	9,117	0.95	3,986,090	2,366	0.24
Certificates and other time	5,698,129	53,293	3.71	5,003,024	38,820	3.11	2,966,630	4,725	0.63
Total interest-bearing deposits	23,371,920	139,008	2.36	22,769,582	111,798	1.97	21,858,475	31,135	0.57
Short-term borrowings	2,245,089	23,207	4.09	2,340,603	22,041	3.77	1,389,747	6,135	1.75
Long-term borrowings	1,974,017	24,565	4.94	1,703,667	21,117	4.97	851,432	8,319	3.88
Total Interest-Bearing Liabilities	27,591,026	186,780	2.69	26,813,852	154,956	2.32	24,099,654	45,589	0.75
Non-interest-bearing demand deposits	10,772,923			11,006,705			11,779,069
Total Deposits and Borrowings	38,363,949		1.93	37,820,557		1.64	35,878,723		0.50
Other liabilities	850,382			756,569			654,260
Total Liabilities	39,214,331			38,577,126			36,532,983
Stockholders' Equity	5,879,836			5,833,186			5,506,949
Total Liabilities and Stockholders' Equity	$45,094,167			$44,410,312			$42,039,932
Net Interest Earning Assets	$12,579,098			$12,715,577			$13,305,602
Net Interest Income (FTE) (1)		329,498			332,513			300,041
Tax Equivalent Adjustment		(2,917)			(3,269)			(2,916)
Net Interest Income		$326,581			$329,244			$297,125
Net Interest Spread			2.42%			2.62%			2.92%
Net Interest Margin (1)			3.26%			3.37%			3.19%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES	Nine Months Ended September 30,
(Dollars in thousands)	2023			2022
(Unaudited)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,093,206	$32,619	3.99%	$2,465,800	$14,737	0.80%
Taxable investment securities (2)	6,114,577	107,860	2.35	6,083,200	81,359	1.78
Non-taxable investment securities (1)	1,055,505	27,473	3.47	1,008,438	25,779	3.41
Loans held for sale	109,282	5,854	7.15	208,718	6,234	3.99
Loans and leases (1) (3)	31,070,965	1,276,718	5.49	27,313,051	757,133	3.70
Total Interest Earning Assets (1)	39,443,535	1,450,524	4.91	37,079,207	885,242	3.19
Cash and due from banks	438,456			427,118
Allowance for credit losses	(410,701)			(372,163)
Premises and equipment	454,738			396,804
Other assets	4,388,894			4,155,280
Total Assets	$44,314,922			$41,686,246
Liabilities
Deposits:
Interest-bearing demand	$14,170,285	191,992	1.81	$14,946,096	37,915	0.34
Savings	3,846,225	26,832	0.93	3,940,100	3,106	0.11
Certificates and other time	4,966,835	116,074	3.12	2,961,870	12,889	0.58
Total interest-bearing deposits	22,983,345	334,898	1.95	21,848,066	53,910	0.33
Short-term borrowings	2,051,516	54,992	3.58	1,440,034	17,697	1.64
Long-term borrowings	1,589,842	58,695	4.94	758,373	20,574	3.63
Total Interest-Bearing Liabilities	26,624,703	448,585	2.25	24,046,473	92,181	0.51
Non-interest-bearing demand deposits	11,061,043			11,600,639
Total Deposits and Borrowings	37,685,746		1.59	35,647,112		0.35
Other liabilities	813,745			574,336
Total Liabilities	38,499,491			36,221,448
Stockholders' Equity	5,815,431			5,464,798
Total Liabilities and Stockholders' Equity	$44,314,922			$41,686,246
Net Interest Earning Assets	$12,818,832			$13,032,734
Net Interest Income (FTE) (1)		1,001,939			793,061
Tax Equivalent Adjustment		(9,460)			(8,170)
Net Interest Income		$992,479			$784,891
Net Interest Spread			2.66%			2.68%
Net Interest Margin (1)			3.39%			2.86%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Nine Months Ended September 30,
	3Q23	2Q23	3Q22	2023	2022
Performance Ratios
Return on average equity	9.80%	9.79%	9.91%	9.98%	7.33%
Return on average tangible equity (1)	17.80	17.93	18.43	18.32	13.76
Return on average tangible common equity (1)	18.15	18.28	18.84	18.68	13.99
Return on average assets	1.28	1.29	1.30	1.31	0.96
Return on average tangible assets (1)	1.39	1.40	1.41	1.43	1.05
Net interest margin (FTE) (2)	3.26	3.37	3.19	3.39	2.86
Yield on earning assets (FTE) (2)	5.11	4.94	3.67	4.91	3.19
Cost of interest-bearing deposits	2.36	1.97	0.57	1.95	0.33
Cost of interest-bearing liabilities	2.69	2.32	0.75	2.25	0.51
Cost of funds	1.93	1.64	0.50	1.59	0.35
Efficiency ratio (1)	51.72	49.96	49.39	50.76	54.71
Effective tax rate	11.52	20.49	20.68	17.35	20.52
Capital Ratios
Equity / assets (period end)	12.96	12.99	12.69
Common equity / assets (period end)	12.72	12.75	12.44
Common equity tier 1 (3)	10.2	10.1	9.7
Leverage ratio	8.77	8.68	8.43
Tangible equity / tangible assets (period end) (1)	7.78	7.72	7.28
Tangible common equity / tangible assets (period end) (1)	7.54	7.47	7.02
Common Stock Data
Average diluted common shares outstanding	361,778,425	362,626,182	354,654,479	363,104,936	352,786,125
Period end common shares outstanding	358,828,542	358,820,568	350,756,155
Book value per common share	$16.13	$15.92	$15.11
Tangible book value per common share (1)	9.02	8.79	8.02
Dividend payout ratio (common)	30.34%	30.88%	31.43%	30.50%	43.55%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
September 30, 2023 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				3Q23	3Q23
	3Q23	2Q23	3Q22	2Q23	3Q22
Balances at period end
Loans and Leases:
Commercial real estate	$11,962	$11,689	$10,841	2.3	10.3
Commercial and industrial	7,462	7,248	6,709	3.0	11.2
Commercial leases	562	618	503	(9.1)	11.7
Other	160	121	127	32.2	26.0
Commercial loans and leases	20,146	19,676	18,180	2.4	10.8
Direct installment	2,754	2,747	2,797	0.3	(1.5)
Residential mortgages	6,434	6,089	4,959	5.7	29.7
Indirect installment	1,519	1,539	1,529	(1.3)	(0.7)
Consumer LOC	1,298	1,303	1,315	(0.4)	(1.3)
Consumer loans	12,005	11,678	10,600	2.8	13.3
Total loans and leases	$32,151	$31,354	$28,780	2.5	11.7
Note: Loans held for sale were $110, $94 and $149 at 3Q23, 2Q23, and 3Q22, respectively.
				% Variance
Average balances				3Q23	3Q23	For the Nine Months Ended September 30,		%
Loans and Leases:	3Q23	2Q23	3Q22	2Q23	3Q22	2023	2022	Var.
Commercial real estate	$11,787	$11,693	$10,832	0.8	8.8	$11,660	$10,681	9.2
Commercial and industrial	7,355	7,247	6,636	1.5	10.8	7,272	6,367	14.2
Commercial leases	626	591	496	6.0	26.3	584	482	21.1
Other	146	142	131	2.7	11.2	140	132	6.1
Commercial loans and leases	19,914	19,672	18,095	1.2	10.1	19,655	17,663	11.3
Direct installment	2,741	2,742	2,791	—	(1.8)	2,749	2,642	4.0
Residential mortgages	6,259	5,805	4,771	7.8	31.2	5,832	4,388	32.9
Indirect installment	1,527	1,531	1,463	(0.3)	4.4	1,533	1,327	15.5
Consumer LOC	1,297	1,297	1,311	—	(1.0)	1,302	1,293	0.7
Consumer loans	11,825	11,376	10,336	4.0	14.4	11,416	9,650	18.3
Total loans and leases	$31,740	$31,048	$28,431	2.2	11.6	$31,071	$27,313	13.8

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				3Q23	3Q23
Asset Quality Data	3Q23	2Q23	3Q22	2Q23	3Q22
Non-Performing Assets
Non-performing loans	$113	$143	$88	(21.0)	28.4
Other real estate owned (OREO)	3	5	6	(40.0)	(50.0)
Non-performing assets	$116	$148	$94	(21.6)	23.4
Non-performing loans / total loans and leases	0.35%	0.45%	0.30%
Non-performing assets plus 90+ days past due / total loans and leases plus OREO	0.39	0.50	0.36
Delinquency
Loans 30-89 days past due	$80	$83	$73	(3.6)	9.6
Loans 90+ days past due	9	8	9	12.5	—
Non-accrual loans	113	143	88	(21.0)	28.4
Past due and non-accrual loans	$202	$234	$170	(13.7)	18.8
Past due and non-accrual loans / total loans and leases	0.63%	0.75%	0.59%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				3Q23	3Q23	For the Nine Months Ended September 30,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	3Q23	2Q23	3Q22	2Q23	3Q22	2023	2022	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$412.7	$403.4	$378.0	2.3	9.2	$401.7	$344.3	16.7
Provision for credit losses	25.6	18.0	10.1	42.0	154.2	58.5	35.3	65.8
Net loan (charge-offs)/recoveries	(37.7)	(8.7)	(2.8)	333.3	1,271.9	(59.6)	(4.3)	1,300.6
Allowance for purchased credit deteriorated (PCD) loans and leases at acquisition	—	—	—			—	10.0
Allowance for credit losses on loans and leases	$400.6	$412.7	$385.3	(2.9)	4.0	$400.6	$385.3	4.0
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$21.0	$20.5	$18.2	2.4	14.9	$21.4	$19.1	11.8
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	0.4	0.5	1.1	(25.7)	(67.6)	(0.1)	0.2	(134.5)
Allowance for unfunded loan commitments	$21.3	$21.0	$19.3	1.7	10.2	$21.3	$19.3	10.2
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$421.9	$433.7	$404.6	(2.7)	4.3	$421.9	$404.6	4.3
Allowance for credit losses on loans and leases / total loans and leases	1.25%	1.32%	1.34%
Allowance for credit losses on loans and leases / total non-performing loans	353.7	289.5	439.9
Net loan charge-offs (annualized) / total average loans and leases	0.47	0.11	0.04			0.26%	0.02%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				3Q23	3Q23	For the Nine Months Ended September 30,		%
	3Q23	2Q23	3Q22	2Q23	3Q22	2023	2022	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$143,271	$140,382	$135,488			$428,148	$293,608
Merger-related expense	—	163	2,105			2,215	32,761
Tax benefit of merger-related expense	—	(34)	(442)			(465)	(6,880)
Provision expense related to acquisitions	—	—	—			—	19,127
Tax benefit of provision expense related to acquisitions	—	—	—			—	(4,017)
Branch consolidation costs	—	—	—			—	4,178
Tax benefit of branch consolidation costs	—	—	—			—	(877)
Operating net income available to common stockholders (non-GAAP)	$143,271	$140,511	$137,151	2.0	4.5	$429,898	$337,900	27.2

Operating earnings per diluted common share:
Earnings per diluted common share	$0.40	$0.39	$0.38			$1.18	$0.83
Merger-related expense	—	—	0.01			0.01	0.09
Tax benefit of merger-related expense	—	—	—			—	(0.02)
Provision expense related to acquisitions	—	—	—			—	0.05
Tax benefit of provision expense related to acquisitions	—	—	—			—	(0.01)
Branch consolidation costs	—	—	—			—	0.01
Tax benefit of branch consolidation costs	—	—	—			—	—
Operating earnings per diluted common share (non-GAAP)	$0.40	$0.39	$0.39	2.6	2.6	$1.18	$0.96	22.9

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q23	2Q23	3Q22	2023	2022
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$576,385	$571,131	$545,507	$580,495	$400,615
Amortization of intangibles, net of tax (annualized)	15,798	15,984	11,119	16,058	10,903
Tangible net income (annualized) (non-GAAP)	$592,183	$587,115	$556,626	$596,553	$411,518

Average total stockholders' equity	$5,879,836	$5,833,186	$5,506,949	$5,815,431	$5,464,798
Less: Average intangible assets (1)	(2,553,738)	(2,558,631)	(2,487,434)	(2,558,610)	(2,474,401)
Average tangible stockholders' equity (non-GAAP)	$3,326,098	$3,274,555	$3,019,515	$3,256,821	$2,990,397

Return on average tangible equity (non-GAAP)	17.80%	17.93%	18.43%	18.32%	13.76%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$568,414	$563,073	$537,532	$572,432	$392,552
Amortization of intangibles, net of tax (annualized)	15,798	15,984	11,119	16,058	10,903
Tangible net income available to common stockholders (annualized) (non-GAAP)	$584,212	$579,057	$548,651	$588,490	$403,455

Average total stockholders' equity	$5,879,836	$5,833,186	$5,506,949	$5,815,431	$5,464,798
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,553,738)	(2,558,631)	(2,487,434)	(2,558,610)	(2,474,401)
Average tangible common equity (non-GAAP)	$3,219,216	$3,167,673	$2,912,633	$3,149,939	$2,883,515

Return on average tangible common equity (non-GAAP)	18.15%	18.28%	18.84%	18.68%	13.99%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q23	2Q23	3Q22	2023	2022
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$568,412	$563,588	$544,132	$574,772	$451,771
Amortization of intangibles, net of tax (annualized)	15,798	15,984	11,119	16,058	10,903
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$584,210	$579,572	$555,251	$590,830	$462,674

Average total stockholders' equity	$5,879,836	$5,833,186	$5,506,949	$5,815,431	$5,464,798
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,553,738)	(2,558,631)	(2,487,434)	(2,558,610)	(2,474,401)
Average tangible common equity (non-GAAP)	$3,219,216	$3,167,673	$2,912,633	$3,149,939	$2,883,515

Operating return on average tangible common equity (non-GAAP)	18.15%	18.30%	19.06%	18.76%	16.05%

Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$576,385	$571,131	$545,507	$580,495	$400,615
Amortization of intangibles, net of tax (annualized)	15,798	15,984	11,119	16,058	10,903
Tangible net income (annualized) (non-GAAP)	$592,183	$587,115	$556,626	$596,553	$411,518

Average total assets	$45,094,167	$44,410,312	$42,039,932	$44,314,922	$41,686,246
Less: Average intangible assets (1)	(2,553,738)	(2,558,631)	(2,487,434)	(2,558,610)	(2,474,401)
Average tangible assets (non-GAAP)	$42,540,429	$41,851,681	$39,552,498	$41,756,312	$39,211,845

Return on average tangible assets (non-GAAP)	1.39%	1.40%	1.41%	1.43%	1.05%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	3Q23	2Q23	3Q22
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$5,894,280	$5,817,749	$5,406,485
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,551,266)	(2,556,307)	(2,486,183)
Tangible common equity (non-GAAP)	$3,236,132	$3,154,560	$2,813,420

Common shares outstanding	358,828,542	358,820,568	350,756,155

Tangible book value per common share (non-GAAP)	$9.02	$8.79	$8.02
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,894,280	$5,817,749	$5,406,485
Less: Intangible assets (1)	(2,551,266)	(2,556,307)	(2,486,183)
Tangible equity (non-GAAP)	$3,343,014	$3,261,442	$2,920,302

Total assets	$45,495,958	$44,777,964	$42,590,050
Less: Intangible assets (1)	(2,551,266)	(2,556,307)	(2,486,183)
Tangible assets (non-GAAP)	$42,944,692	$42,221,657	$40,103,867

Tangible equity / tangible assets (period end) (non-GAAP)	7.78%	7.72%	7.28%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,894,280	$5,817,749	$5,406,485
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,551,266)	(2,556,307)	(2,486,183)
Tangible common equity (non-GAAP)	$3,236,132	$3,154,560	$2,813,420

Total assets	$45,495,958	$44,777,964	$42,590,050
Less: Intangible assets (1)	(2,551,266)	(2,556,307)	(2,486,183)
Tangible assets (non-GAAP)	$42,944,692	$42,221,657	$40,103,867

Tangible common equity / tangible assets (period end) (non-GAAP)	7.54%	7.47%	7.02%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

		For the Nine Months Ended September 30,
	3Q23	2023
Net loan charge-offs, excluding isolated commercial loan charge-off due to alleged fraud (annualized) / total average loans and leases
(Dollars in millions)
Net loan charge-offs	$37,699	$59,596
Less: Isolated commercial loan charge-off	(31,900)	(31,900)
Net loan charge-offs, excluding isolated commercial loan charge-off (non-GAAP)	$5,799	$27,696
Total average loans and leases	$31,739,561	$31,070,965
Net loan charge-offs (annualized) / total average loans and leases	0.47%	0.26%
Net loan charge-offs, excluding isolated commercial loan charge-off (annualized) / total average loans and leases (non-GAAP)	0.07%	0.12%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q23	2Q23	3Q22	2023	2022
KEY PERFORMANCE INDICATORS
Pre-provision net revenue:
(Dollars in thousands)
Net interest income	$326,581	$329,244	$297,125	$992,479	$784,891
Non-interest income	81,551	80,309	82,464	241,249	242,940
Less: Non-interest expense	(217,998)	(211,955)	(195,057)	(649,870)	(615,257)
Pre-provision net revenue (reported) (non-GAAP)	$190,134	$197,598	$184,532	$583,858	$412,574
Pre-provision net revenue (reported) (annualized) (non-GAAP)	$754,336	$792,559	$732,112	$780,616	$551,610
Adjustments:
Add: Merger-related expense (non-interest expense)	—	163	2,105	2,215	32,761
Add: Branch consolidation costs (non-interest expense)	—	—	—	—	4,178
Operating pre-provision net revenue (non-GAAP)	$190,134	$197,761	$186,637	$586,073	$449,513
Operating pre-provision net revenue (annualized) (non-GAAP)	$754,336	$793,213	$740,464	$783,577	$600,997

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$217,998	$211,955	$195,057	$649,870	$615,257
Less: Amortization of intangibles	(5,040)	(5,044)	(3,547)	(15,203)	(10,323)
Less: OREO expense	(317)	(492)	(485)	(1,366)	(1,233)
Less: Merger-related expense	—	(163)	(2,105)	(2,215)	(32,761)
Less: Branch consolidation costs	—	—	—	—	(4,178)
Adjusted non-interest expense	$212,641	$206,256	$188,920	$631,086	$566,762

Net interest income	$326,581	$329,244	$297,125	$992,479	$784,891
Taxable equivalent adjustment	2,917	3,269	2,916	9,460	8,170
Non-interest income	81,551	80,309	82,464	241,249	242,940
Less: Net securities (gains) losses	55	6	—	78	(48)
Adjusted net interest income (FTE) + non-interest income	$411,104	$412,828	$382,505	$1,243,266	$1,035,953

Efficiency ratio (FTE) (non-GAAP)	51.72%	49.96%	49.39%	50.76%	54.71%
(1) Excludes loan servicing rights.